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METROWERKS INC. AND SUBSIDIARIES                                      EXHIBIT 11
EARNINGS PER SHARE CALCULATION
(U.S. THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
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


                                                  Three Months ended
                                                      October 31,
                                                1996              1997
                                              --------          --------

Net income (loss) for the year                $   (135)         $    237
                                              --------          --------

Weighted average number of common shares
issued and outstanding (a)                      11,505            11,555

Common stock equivalents:
Employee stock options                               -  (b)          214  (c)
                                              --------          --------

Average common and common stock equivalents     11,505            11,769
                                              --------          --------

Primarily earnings per share                  $  (0.01)         $   0.02


(a) Weighted average number of Common Shares is calculated based on the number of days outstanding during the year.

(b) For the period ended October 31, 1996, stock options are excluded as their inclusion would be anti-dilutive given the Company's loss.

(c) For the period ended October 31, 1997, calculated under the "treasury stock" method

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share. The new rule will require specific disclosure of both diluted earnings per share and earnings per share common share calculated without the dilutive impacts of outstanding stock options. There was no material difference between reported earnings per share and diluted earnings per share for any period presented.